Exhibit 10(F)(1)

2008 AMENDMENT AND RESTATEMENT

OF

XEROX CORPORATION

UNFUNDED RETIREMENT INCOME GUARANTEE PLAN

ARTICLE 1

Definitions

When used herein, the words and phrases defined hereinafter shall have the following meaning unless a different meaning is clearly required by the context of the Plan. Terms used herein which are defined in Article 1 of the Funded Plan shall have the meanings assigned to them in the Funded Plan.

Section 1.1. Administrator. The Administrator appointed by the Vice President, Human Resources of the Company.

Section 1.2. Average Monthly Compensation shall be determined under Article 1 of the Funded Plan, without regard to the dollar limitation contained therein, and, notwithstanding the above, shall also include any compensation provided under the Xerox Corporation CEO Challenge Bonus Program.

Section 1.3. Board. The Board of Directors of the Company.

Section 1.4 A Change in Control of the Company shall be deemed to have occurred if:

(a) Any “Person” is or becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its affiliates) representing 20% or more of the combined voting power of the Company’s then outstanding securities;

(b) The following individuals (referred to herein as the “Incumbent Board”) cease for any reason to constitute a majority of the directors then serving: (i) individuals who, on the date hereof, constitute the Board, and (ii) any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company’s shareholders was approved or recommended by a vote of at least two-thirds of the directors then still in office who were directors on the date hereof or whose appointment, election or nomination for election was previously so approved or recommended;

(c) There is consummated a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation, other than (i) a merger or consolidation which results in the directors of the Company who were members of the Incumbent Board immediately before such merger or consolidation continuing to constitute at least a majority of the board of directors of the Company, the surviving entity or any parent thereof, or (ii) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the beneficial owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its affiliates) representing 20% or more of the combined voting power of the Company’s then outstanding voting securities; or

(d) The shareholders of the Company approve a plan of complete liquidation or dissolution of the Company, or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets, other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, at least 50% of the combined voting power of the voting securities of which are owned by stockholders of the Company in substantially the same proportions as their ownership of the Company immediately before such sale. For purposes of this definition of Change in Control, Person shall have the meaning given in Section 3(a)(9) of the 1934 Act, as modified and used in Section 13(d) and 14(d) of the 1934 Act, except that such term shall not include Excluded Persons. “Excluded Persons” shall mean (i) the Company and its subsidiaries, (ii) any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any subsidiary of the Company, (iii) any company owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of stock of the Company, (iv) any person who becomes a beneficial owner in connection with a transaction described in sub clause (i) of clause (c) above, (v) an underwriter temporarily holding securities of the Company pursuant to an offering of such securities, or (vi) an individual, entity or group who is permitted to, and actually does, report its beneficial ownership on Schedule 13G (or any successor Schedule), provided that if any Excluded Person described in this clause (vi) subsequently becomes required to or does report its beneficial ownership on Schedule 13D (or any successor Schedule), then, for purposes of this definition, such individual, entity or group shall no longer be considered an Excluded Person and shall be deemed to have first acquired beneficial ownership of securities of the Company on the first date on which such individual, entity or group becomes required to or does so report on such Schedule.

Section 1.5. Code. The Internal Revenue Code of 1986 as amended, or as it may be amended from time to time.

Section 1.6. Company. Xerox Corporation.

Section 1.7. Effective Date. The original effective date of the Plan was July 1, 1977. This Amendment and Restatement is effective as of January 1, 2008 and dates herein.

Section 1.8. Employee. A Member (as defined therein) in the Funded Plan or any individual designated as eligible for benefits under this Plan.

Section 1.9. Funded Plan. The Xerox Corporation Retirement Income Guarantee Plan.

Section 1.10. Plan. The “Xerox Corporation Unfunded Retirement Income Guarantee Plan”, as set forth herein or in any amendment hereto.

Section 1.11. Section 409A-Conforming Change in Control. A Change in Control that conforms to the definition under Section 409A of the Code of a change in ownership or effective control of the Company, or in the ownership of a substantial portion of the assets of the Company, as such definition is set forth in Treasury guidance.

ARTICLE 2

Purpose of Plan

Section 2.1. Purpose. The Plan is designed to provide retirement benefits payable out of the general assets of the Company as provided in Section 4.1.

ARTICLE 3

Eligibility

Section 3.1. Eligibility. All Employees and beneficiaries of Employees eligible to receive benefits from the Funded Plan shall be eligible to receive benefits under this Plan in accordance with Section 4.1 regardless of when the Employees may have retired. Notwithstanding the above, if, prior to a Change in Control, a participant who is an Employee or former Employee of the Company, or a surviving beneficiary of a participant, is deemed by the Plan Administrator, in his sole and absolute discretion, to have engaged in detrimental activity against the Company, such employee, former employee or surviving beneficiary shall not be eligible to receive benefits under the Plan. (Detrimental activity shall include, but not be limited to, engaging in litigation against the Company or the Plan).

ARTICLE 4

Benefits

Section 4.1. Amount of Benefits. The amount of the benefit payable under the Plan shall be equal to the monthly benefit which would be payable to or on behalf of an Employee under the Funded Plan as a Life Annuity if Section 9.5 of the Funded Plan were inapplicable and if the amount of any compensation deferred by the Employee was included in the calculation of Average Monthly Compensation (except the increase in compensation which became payable under the Company’s policy of increasing compensation by the amount which cannot be added to an Employee’s accounts under the Profit Sharing Plan by reason of the limitation contained in Section 415 of the Code) and if the limitations on the amount of Compensation considered in the Average Monthly Compensation which apply in the Funded Plan due to the requirements of section 401(a)(17) of the Code were inapplicable, less the following “applicable offsets”:

(a) The monthly benefit payable as a Life Annuity to or on behalf of the Employee under the Funded Plan other than the RIGP Plus Benefit payable under Article 17 thereof which would be payable on the benefit calculation date under this Plan.

(b) Any amount deducted for the payment of FICA taxes payable on benefits under the Plan.

(c) The monthly benefit calculated as a Life Annuity payable at the benefit calculation date under this Plan to or on behalf of the Employee under the Xerox Corporation Provisional Supplement Benefit Plan, except that any increase in the offset computed under this subsection (c) may never exceed the increase in the benefit under the Plan computed under this section without regard to such offset.

(d) The benefit payable under the Xerox Corporation Unfunded Supplemental Executive Retirement Plan (without regard to section 6(F)(2)(b) thereof).

(e) Any severance or post-employment amounts paid by the Company or any subsidiary of the Company, to the extent provided by agreement between the Company and the Participant, except that any increase in the offset computed under this subsection (e) may never exceed the increase in the benefit under the Plan computed under this section without regard to such offset, and any agreement providing to the contrary shall be treated as void with regard to such excess amount.

Section 4.1A. Unfunded Cash Balance Retirement Account. For periods after 2002, an Unfunded Cash Balance Retirement Account (UCBRA) shall apply in the calculation of benefits under Section 4.1 to the extent an employee has a vested CBRA in the Funded Plan. The UCBRA shall be added to the CBRA and this benefit expressed as a Life Annuity will be compared to other Funded Plan formulas as modified by Section 4.1 with the highest determining the Life Annuity under Section 4.1 prior to the application of applicable offsets. The UCBRA is a notional unfunded account and is $0 as of January 1, 2003, and is increased with Employer Credits and Interest as described in the Funded Plan with the following adjustment: The Employer Credit under this section is first computed without regard to the limitations of Section 401(a)(17) of the Code, and then such amount as so computed shall be reduced by the Employer Credit in the Funded Plan. Interest will apply at the same rate as in the Funded Plan but only to the net Employer Credit as computed in the preceding sentence.

Section 4.1B. Additional Benefit. In addition to the benefit provided by the foregoing provisions of Section 4.1 and Section 4.1A, there shall be an additional benefit equal to the excess of (a) over (b) where (a) is the RIGP Plus Benefit which would be payable under Article 17 of the Funded Plan as if “Annual Pay”, as defined in Article 17 of the Funded Plan, had been calculated without regard to the applicable limitations of the “Code” as defined in the Funded Plan and to include deferred compensation to the extent not already included and (b) is the RIGP Plus Benefit calculated under Article 17 of the Funded Plan subject to such Code limitations. Notwithstanding any provision of this Plan to the contrary, the benefit under this Section 4.1B shall be payable in cash in a lump sum. Such benefit shall be paid at the time specified in Section 4.4.

Section 4.2. Form of Benefit Payments. The forms of benefit available under the Plan shall be for unmarried Employees a 10-Year certain and life annuity or a life annuity and for married Employees a 50% or 100% joint and survivor annuity option, all as shall have been elected by Employee on forms provided by the Administrator. The benefit payable to an unmarried Employee who has failed to make such an election shall be a life annuity and for any such married Employee a 50% joint and survivor annuity. The 10-year certain and life annuity is the actuarial equivalent of the life annuity and the 100% joint and survivor annuity is the actuarial equivalent of the 50% joint and survivor annuity. Except as otherwise provided in Section 5.1 in no event is the benefit payable in a lump sum.

Notwithstanding the above, the lump sum actuarial equivalent of any benefit otherwise payable as a monthly amount of one hundred dollars ($100.00) or less, shall be distributed in accordance with Section 4.4. The lump sum actuarial equivalent amount shall be determined using the basis for a lump sum described in the section entitled “Optional Forms of Benefit Payment” of the Funded Plan.

Section 4.3. Death Prior to Benefit Commencement. The spouse of a Participant who dies before commencement of benefits under the Plan shall be entitled to a survivor benefit calculated in accordance with Article 7 of the Funded Plan in an amount equal to the amount determined under (a) or (b) below.

(a) In the case of a Participant who is eligible to retire under the Funded Plan on the date of his or her death, the sum of (a) one half of the retirement benefit to which the Participant would have been entitled under the Plan if he or she had retired on the last day of the month coincident with or next following the date of the Participant’s death but only after such retirement benefit is reduced by the annuity equivalent of the UCBRA based on the Participant’s age, and (b) the annuity equivalent of UCBRA based on the spouse’s age at such date; or

(b) In the case of a Participant who is not eligible to retire under the Funded Plan on the date of his or her death, the sum of (a) one-half of the retirement benefit to which the Participant would have been entitled under the Plan if he or she had terminated on his or her date of death and survived to the date of payment of benefits as determined under Section 4.4 below but only after such retirement benefit is reduced by the annuity equivalent of the UCBRA based on the Participant’s age at such date, and (b) the annuity equivalent of UCBRA based on the spouse’s age at such date.

Section 4.4. Time of Benefit Payments. Benefits due under the Plan shall be paid as follows:

(a) Retirement before 2005. A Participant who retires with the Company before January 1, 2005, shall be paid benefits due under the Plan coincident with the payment date of benefits under the Funded Plan or at such other time or times as the Administrator in his discretion determines.

(b) Retirement from January 1, 2005 through November 30, 2007. A Participant who retires with the Company after December 31, 2004, but before December 1, 2007, shall be paid benefits due under the Plan as follows:

(i) If such Participant elects to receive his or her benefits under the Funded Plan with an annuity starting date that is on or before December 31, 2007, the Participant’s benefits due under the Plan shall be paid coincident with the payment date of his or her benefits under the Funded Plan.

(ii) If such Participant does not make the election described in subsection (b)(i), benefits due under the Plan shall be paid on July 1, 2008. For this purpose, the benefit payable on July 1, 2008 will have a January 1, 2008 benefit calculation date and the first of such benefit payments shall include the first six benefit payments that otherwise would have been made to such Participant absent such six-month delay.

(c) Retirement after November 30, 2007. A Participant who has a separation from service (as defined for purposes of Section 409A of the Code) with the Company after November 30, 2007, and who is eligible to retire as of such separation, shall be paid benefits due under the Plan commencing six months after the date of such separation but not before July 1, 2008. For this purpose, the benefit payable on such commencement date shall be calculated six months earlier and the first of such benefit payments shall include the first six benefit payments that otherwise would have been made to such Participant absent such six-month delay. If a Participant has a separation from service on or before November 30, 2007, and is eligible to retire after such date because of Salary Continuance granted at separation, the commencement date is the later of 6 months following separation from service or age 55. The benefit calculation date will be the date the Employee attains age 55, if benefits commence at age 55, or six months prior to benefit commencement but not earlier than age 55. To the extent that the benefit commencement date is prior to age 55-1/2, the number of payments due to the six-month delay shall be reduced from six months by one month for each month that the commencement date precedes age 55-1/2.

(d) Termination without retirement. A Participant who has a separation from service (as defined for purposes of section 409A of the Code) before January 1, 2008, and is not eligible to retire, shall be paid benefits due under the Plan commencing at age 65. A Participant who has a separation from service (as defined for purposes of section 409A of the Code) on or after January 1, 2008, and who is not eligible to retire under the Funded Plan as of such separation, shall be paid benefits due under the Plan commencing on the later of (i) age 55, or (ii) six months after such separation. The first of such benefit payments shall include the first six benefit payments that otherwise would have been made, if any, to such Participant absent such six-month delay. The benefit calculation date will be the date the Employee attains age 55, if benefits commence at age 55, or six months prior to benefit commencement but not earlier than age 55. To the extent that the benefit commencement date is prior to age 55-1/2, the number of payments due to the six-month delay shall be reduced from six months by one month for each month that the commencement date precedes age 55-1/2.

Section 4.5. Employee’s Rights Unsecured. The benefits payable under this Plan shall be unfunded. Consequently, no assets shall be segregated for purposes of this Plan and placed beyond the reach of the Company’s general creditors. The right of any Employee to receive benefits under the provisions of the Plan shall be an unsecured claim against the general assets of the Company.

ARTICLE 5

Change in Control

Section 5.1. Change In Control.

(a) Notwithstanding anything to the contrary in this Plan, in the event of a Change in Control, each Employee, including retired Employees, shall be entitled to a benefit hereunder without regard to his or her age or Years of Service at the time of such Change in Control.

(b) Upon the occurrence of a Section 409A-Conforming Change in Control, the benefit of each Employee shall be payable in a lump sum within 30 days of such Section 409A-Conforming Change in Control equal in amount to the then present value of a benefit expressed in the form provided in Section 4.1 hereof, commencing on the later of (i) the date of such Section 409A-Conforming Change in Control and (ii) the date the Employee would be eligible for a benefit under the Funded Plan, and based upon such Employee’s Average Monthly Compensation and Years of Participation as of the date of such Section 409A-Conforming Change in Control.

(c) Upon the occurrence of a Change in Control that is not a Section 409A-Conforming Change in Control, the benefit of each Employee shall be payable as provided in Section 4.4.

Section 5.2. Termination of Employment Following a Section 409A-Conforming Change in Control. Upon the termination of employment of a Employee following a Section 409A-Conforming Change in Control, such Employee, if he or she has otherwise satisfied the requirements of the Funded Plan for a benefit, shall be entitled to a benefit equal to the benefit to which he or she would have been entitled without application of Section 5.1(b), reduced (but not below zero) to reflect the value of the benefit he or she received pursuant to Section 5.1(b).

Section 5.3. Calculation of Present Value. For purposes of Section 5.1(b) hereof, the present value of a benefit shall be calculated using the interest rate and mortality assumptions used for computing lump sums in the Funded Plan. For purposes of the Funded Plan, each Employee shall be treated as if he or she terminated employment upon the Section 409A-Conforming Change in Control and had his or her benefits determined as if he or she were to begin receiving benefits on the commencement date used in developing the present value of the benefit in Section 5.1(b).

ARTICLE 6

Plan Administration

Section 6.1. Duties of the Administrator. The Plan shall be administered by the Administrator in accordance with its terms and purposes. The Administrator shall determine the amount and manner of payment of the benefits due to or on behalf of each Participant from the Plan and shall cause them to be paid by the Company accordingly.

Section 6.2. Authority of the Administrator. The Administrator may

(a) Construe and interpret the provisions of the Plan, determine all questions of fact, and make rules and regulations under the Plan to the extent deemed advisable or helpful by the Administrator;

(b) Should any defect, omission, ambiguity or inconsistency in the Plan be discovered at any time, the Administrator shall be empowered to take such action as may be necessary to correct such defect, rectify such omission, resolve such ambiguity or reconcile such inconsistency.

Section 6.3. Claims and Appeals. Claims and appeals regarding benefits under the Plan shall be determined pursuant to section 503 of ERISA.

Section 6.4. Finality of Decisions. The decisions made by and the actions taken by the Administrator in the administration of the Plan shall be final and conclusive on all persons, and the Administrator shall not be subject to individual liability with respect to the Plan.

Section 6.5. Limitations of Actions. Any action brought in state or federal court for the alleged wrongful denial of Plan benefits or for the alleged intentional interference with any Plan rights to which a person is or may become entitled under ERISA must be commenced within one year after the cause of action accrued.

Section 6.6 Restriction of Venue. Any action in connection with the Plan by an Employee or beneficiary may only be brought in Federal District Court in Monroe County, New York.

ARTICLE 7

Amendment and Termination

Section 7.1. Amendment and Termination. It is the intention of the Company to continue the Plan indefinitely. The Company expressly reserves the right to amend the Plan at any time and in any particular manner, provided that any such amendment shall be made in accordance with ERISA. Such amendments, other than amendments relating to termination of the Plan or relating to benefit levels under Section 4.1 of the Plan, may be effected by (i) the Board of Directors, (ii) a duly constituted committee of the Board of Directors, or (iii) the Vice President of the Company responsible for human resources or a representative thereof. In the event such office is vacant at the time the amendment is to be made, the Chief Executive Officer of the Company shall approve such amendment or appoint a representative. Amendments relating to termination of the Plan or relating to benefit levels under Section 4.1 of the Plan shall be effected pursuant to a resolution duly adopted by the Board of Directors of the Company, or a duly constituted committee of the Board of Directors of the Company, in accordance with the Business Corporation Law of the State of New York.

Any amendment, alteration, modification or suspension under subsection (iii) of the preceding paragraph shall be set forth in a written instrument executed by the Vice President of the Company responsible for human resources.

Section 7.2. Contractual Obligation. Notwithstanding Section 7.1, the Company hereby makes a contractual commitment to pay the benefits accrued under the Plan to the extent it is financially capable of meeting such obligations.

ARTICLE 8

Miscellaneous

Section 8.1. No Employment Rights. Nothing contained in the Plan shall be construed as a contract of employment between the Company and an Employee, or as a right of any Employee to be continued in the employment of the Company, or as a limitation of the right of the Company to discharge any of its Employees, with or without cause.

Section 8.2. Assignment. The benefits payable under this Plan may not be assigned or alienated except as may otherwise be required by law or pursuant to the Plan Administrator’s discretionary decision to deny benefits pursuant to Section 3.1 or to the terms of a domestic relations order that has been approved by the Plan Administrator.

Section 8.3. Law Applicable. This Plan shall be governed by the laws of the State of New York.

IN WITNESS WHEREOF, the Company has caused this Amendment and Restatement to be signed as of the 12th day of February, 2008, effective as of the Effective Date.

XEROX CORPORATION

By:	/s/ PATRICIA M. NAZEMETZ
Vice President